EXHIBIT 11

                   US FACILITIES CORPORATION AND SUBSIDIARIES

                        Computation of Earnings Per Share

         The computation of per share income is based upon the weighted average number of common and common equivalent shares outstanding during each quarter ended March 31, as follows:

                                  (000 Omitted)


                                                       1997              1996
                                                       ----              ----
Net Income                                           $3,660            $3,808
                                                     ======            ======


Weighted average shares outstanding during
the period                                            5,960             5,821

Common stock equivalent shares                          134               156
                                                    -------            ------

Common and common stock equivalent shares
outstanding for purposes of calculating
income per share                                      6,094             5,979

Incremental shares to reflect full dilution               6                 2
                                                     ------            ------

Total shares for purpose of calculating fully
diluted income per share                              6,100             5,981
                                                      =====             =====


Primary net income per share                        $  0.60           $  0.64
                                                    =======           =======

Fully diluted net income per share                  $  0.60           $  0.64
                                                    =======           =======


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